Exhibit 99.1
Etsy Announces the Appointment of Marc Steinberg to its Board of Directors

Brooklyn, N.Y., February 1, 2024 – Etsy, Inc. (Nasdaq: ETSY), which operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world, today announced that its Board of Directors has appointed Marc Steinberg, Partner at Elliott Investment Management, L.P. (together with its affiliates, “Elliott”) to the company's Board, effective February 5, 2024. He will also join the Board's Audit Committee.

“We are excited to welcome Marc to the Etsy Board,” said Josh Silverman, Chief Executive Officer, Etsy. “Marc brings unique and valuable experience as an investor and board member in the technology, digital media, and e-commerce industries. We’ve gotten to know Marc, and appreciate his passion for Etsy’s mission and excitement about the future growth opportunities for all of our stakeholders.“

“Etsy has a highly differentiated position in the e-commerce landscape and a uniquely attractive business model, supported by a distinctive and engaged community,” said Marc Steinberg. “We became a sizable investor in Etsy and I am joining its board because I believe there is an opportunity for significant value creation. I am looking forward to working with the Board and supporting Josh and the team as they execute on initiatives to improve the customer experience, accelerate top- and bottom-line growth, and drive long-term value.”

Chairman of the Board Fred Wilson said, “Marc’s appointment reflects our ongoing commitment to enhance the perspectives and expertise on the Etsy Board. We look forward to benefiting from his voice in the boardroom as a seasoned and experienced investor as we continue our journey of creating a leading global e-commerce platform.”

At Elliott, Marc Steinberg is responsible for public and private equity investments across a range of industries, including the technology, media, and telecommunications sectors. He currently serves on the boards of directors of Pinterest, Inc. (NYSE: PINS) as well as three private companies: Nielsen Holdings, plc, a global leader in audience insights, data, and analytics; Syneos Health, a fully integrated biopharmaceutical solutions organization; and Cubic, a technology-driven provider of solutions for public transit and defense applications. Previously, Mr. Steinberg served as a director of Athenahealth, Inc., a private provider of network-enabled services focused on the healthcare sector. Prior to joining Elliott in 2015, Mr. Steinberg worked at investment bank Centerview Partners. Mr. Steinberg received his A.B. from Harvard College, from which he graduated magna cum laude and Phi Beta Kappa.

Etsy’s Board of Directors has an ongoing commitment to director refreshment. Since 2018, Etsy has added three new directors: Marla Blow; Andrew Ballard; and Gary Briggs. Mr. Steinberg’s appointment increases the size of Etsy's Board to ten members, including nine independent directors.

About Etsy
Etsy, Inc. operates two-sided online marketplaces that connect millions of passionate and creative buyers and sellers around the world. These marketplaces share a mission to "Keep Commerce Human," and we're committed to using the power of business and technology to strengthen communities and empower people. Our primary marketplace, Etsy.com, is the global destination for unique and creative goods. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.
Etsy, Inc.'s "House of Brands" portfolio also includes fashion resale marketplace Depop and musical instrument marketplace Reverb. Each Etsy, Inc. marketplace operates independently, while benefiting from shared expertise in product, marketing, technology, and customer support.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Etsy has used, and intends to continue using, its Investor Relations website and the Etsy News Blog (blog.etsy.com/news) to disclose material non-public information and to comply with its disclosure obligations under Regulation FD. Accordingly, you should monitor our investor relations website and the Etsy News Blog in addition to following our press releases, SEC filings, and public conference calls and webcasts.
Investor Relations Contact:
Deb Wasser, Vice President, Investor Relations & ESG Engagement
Jessica Schmidt, Sr. Director, Investor Relations
ir@etsy.com
Media Relations Contact:
Sarah Marx, Director, Corporate Communications
press@etsy.com